SUNEDISON ANNOUNCES BOARD TRANSITION
Maryland Heights, Mo, June 27, 2014 — SunEdison, Inc. (NYSE: SUNE) today announced that Marshall Turner, a member of its Board of Directors and Chair of its Audit Committee, will be retiring from the Board effective July 31, 2014.  Mr. Turner has served on the SunEdison Board for 7 years.  The company also announced that director Georganne Proctor will be appointed as Chair of the Audit Committee.
“On behalf of management and my fellow directors, I would like to thank Marshall for his years of leadership on our board.  With his assistance, we successfully navigated both strong and challenging markets through the completion of the SunEdison Semiconductor IPO and other projects," commented Emmanuel Hernandez, SunEdison Chairman. "We are also pleased to welcome Georganne in her expanded role.  Both have played crucial roles in many of the Company's most important initiatives. We thank Marshall for his dedicated service, and look forward to leveraging Georganne’s considerable experience and leadership as we move forward."
Mr. Turner commented, "It has been an honor to serve with my outstanding colleagues on SunEdison’s Board of Directors for these eventful 7 years, and to have had the opportunity to work directly with the company’s dedicated employees during my months as interim CEO.  With the completion of several major capital market transactions, SunEdison is poised for a new phase of growth.”
Georganne Proctor, SunEdison's next Chair of the Audit Committee, added, “I am honored to lead the Audit Committee, and I am very excited to be part of SunEdison.  I look forward to working with Ahmad, Brian and the leadership team to create value for our shareholders.”

About SunEdison
SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers.  SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company’s Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa, India and Asia. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE."  To learn more visit www.sunedison.com.

Press Contacts:
Gordon Handelsman
SunEdison U.S.A.
ghandelsman@sunedison.com
+1 650-632-6120